MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

                    (in thousands, except per share amounts)


                                                     Three Months Ended June 30,
                                                            1997          1996
                                                           -------       -------

Net income                                                 $17,832       $ 6,686
                                                           =======       =======

Weighted average shares:
     Common shares outstanding                              53,291        51,723

     Common equivalent shares
         representing shares issuable
         upon exercise of stock options(1)                   3,141         2,700
                                                           -------       -------

              Total weighted average
                  shares - primary                          56,432        54,423
                                                           =======       =======

     Incremental common equivalent
         shares (calculated using the
         higher of end of period or
         average market value)(2)                             --            --
                                                           -------       -------
              Total weighted average
                  shares - fully diluted                    56,432        54,423
                                                           =======       =======

Primary net income per common and
     common equivalent share                               $  0.32       $  0.12
                                                           =======       =======

Fully diluted net income per common
     and common equivalent share                           $  0.32       $  0.12
                                                           =======       =======



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(1)  Amount  calculated  using the treasury  stock method and fair market values for stock.
(2)  This  calculation  is  submitted in  accordance  with  Regulation  S-K Item
     601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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